EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Central Jersey Bancorp:

We consent to the incorporation by reference in Registration Statements No. 333-100893, No. 333-122468, No. 333-125658 and No. 333-144096 on Form S-8 and No. 333-131640 and No. 333-156878 on Form S-3 of Central Jersey Bancorp of our report dated March 14, 2008 relating to the consolidated statement of financial condition of Central Jersey Bancorp and subsidiary as of December 31, 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year ended December 31, 2007, which report appears in the December 31, 2008 annual report on Form 10-K of Central Jersey Bancorp.

/s/ KPMG LLP

Short Hills, New Jersey
March 13, 2009